News Release

CDI Corp. Reports Second Quarter 2010 Results and Announces Dividend

Philadelphia (July 29, 2010) - CDI Corp. (NYSE:CDI) today reported financial results for the second quarter ended June 30, 2010 and announced a quarterly cash dividend.

For the quarter ended June 30, 2010, the company reported net earnings of $2.6 million, or $0.13 per diluted share, on revenue of $219.0 million versus $0.1 million in net earnings, or $0.00 per diluted share, on revenue of $215.4 million in the year-ago second quarter.

Second quarter results include a benefit of $1.8 million related to lower estimated penalties and legal fees associated with a previously disclosed claim made under the Federal False Claims Act that the company received from the Civil Division of the US Department of Justice (DOJ). This benefit was reduced in part by second quarter pre-tax charges of $0.4 million for severance and real estate exit costs and $0.3 million in costs associated with the previously- announced June 28, 2010 purchase of the business of L. Robert Kimball & Associates, Inc. (L.R. Kimball).

Excluding these items, pre-tax earnings for the quarter were $1.9 million.  Second quarter 2009 pre-tax earnings, excluding severance charges totaling $0.7 million, were approximately $0.8 million.

Second quarter 2010 revenue increased 1.7% (0.9% in constant currency) to $219.0 million compared to revenue of $215.4 million in the prior-year second quarter.

A quarterly cash dividend of $0.13 per share will be paid on August 26, 2010 to all shareholders of record as of August 12, 2010.

“We continued to see signs of a modest recovery consistent with patterns observed since the fourth quarter of 2009,” said President and Chief Executive Officer, Roger H. Ballou.  “We are particularly pleased by signs of above-market growth in our IT Solutions segment which achieved year-over-year revenue growth of over 31%.  Additionally, we were pleased with continued improvement in our Management Recruiters International segment which achieved year-over-year revenue growth of over 14%.  We continued to see softness in areas of our Engineering Solutions segment but we also see signs through awards and bid activity that could indicate a modest rebound in the second half of the year.”

Business Segment Discussion

CDI Engineering Solutions (ES) revenue declined 7.0% (8.8% in constant currency) versus the year-ago second quarter driven by a decrease in spending by customers in the Aerospace, Government Services and Process & Industrial verticals. ES second quarter 2010 revenue includes $0.7 million from the new CDI-Infrastructure vertical which includes three days of results from the aforementioned L.R. Kimball purchase. Operating profit decreased 11.5% versus the prior-year quarter driven primarily by the decline in higher-margin project engineering and permanent placement revenue as well as by $0.3 million in severance and real estate exit costs, partially offset by the $1.8 million benefit related to the aforementioned DOJ matter. Second quarter 2009 operating profit also included $0.3 million in severance charges.

Management Recruiters International, Inc. (MRI) revenue increased 14.2% versus the prior-year quarter driven by increases in royalty revenue, contract staffing revenue and franchise sales revenue.  Operating profit increased $1.3 million on a year-over-year basis driven primarily by the increase in higher-margin royalty revenues and by ongoing expense controls.  Second quarter 2009 MRI operating profit included severance charges of $0.1 million.

UK-based CDI AndersElite (Anders) revenue declined 33.7% (31.6% in constant currency) compared to the prior-year second quarter reflecting continued weak conditions in the UK construction industry.  Anders operating loss was reduced by $1.0 million versus the prior-year quarter reflecting expense control efforts and increases in higher-margin permanent placement revenue offset by a decline in staffing services revenue.  Operating loss in the year-ago quarter included $0.2 million in severance costs.

CDI IT Solutions (ITS) revenue increased 31.8% versus the prior-year quarter.  These gains were driven by successful business development efforts across both retail and national accounts and new account wins. Operating profit increased 52.5% to $2.9 million driven by the aforementioned revenue growth and operating leverage.  Operating profit in both the current and year-ago quarter included $0.1 million in severance charges.

Corporate Summary

Corporate overhead remained virtually flat versus the prior-year quarter reflecting continuing cost control efforts.

“CDI ended the quarter with $27.4 million in cash and cash equivalents,” said Ballou.  “Primary uses of cash during the quarter included the purchase of L.R. Kimball and funding of organic growth primarily in our ITS segment.  With our existing cash and cash equivalents and borrowing capacity, we should have sufficient resources to support company growth and ongoing capital needs.”

Business Outlook

“If the current business momentum continues in both our ITS segment and in permanent placement demand, particularly in MRI, and if we see an anticipated rebound in capital spending by our ES customers, we would expect significant improvements in operating leverage in the second half of 2010,” said Ballou.  “We expect that overall third quarter 2010 organic revenue increases could range from 1% to 4% on a year-over-year basis and 8% to 11% when including revenue from the L.R. Kimball acquisition.”

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com.  An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing.  Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc.  Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that address expectations or projections about the future, including, but not limited to, statements about the Company’s strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like “anticipates,” “believes,” “expects,” “may,” “will,” “could,” “should,” “intends,” “plans,” “estimates” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness in the financial and capital markets, which may result in the postponement or cancellation of the CDI customers’ capital projects or the inability of CDI’s customers to pay the Company’s fees; loss of business and other adverse customer consequences as a result of the UK Office of Fair Trading decision or the Department of Justice investigation; difficulties in integrating the recently-acquired L.R. Kimball business with the Company; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for the Company’s activities, including the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; and government policies or judicial decisions adverse to the Company’s businesses.  More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Note on Constant Currency Calculations

Constant currency year-over-year changes should be considered in addition to, and not as a substitute for or superior to, changes in revenue prepared on a US dollar reported basis. Constant currency year-over-year changes in revenue are calculated by translating the prior period’s revenue in local currencies into US dollars using the average exchange rates of the current period.

Contacts:

Vincent Webb	Mark Kerschner
Vice President, Corporate Communications & Marketing	Chief Financial Officer
215-636-1240	215-636-1105
Vince.Webb@cdicorp.com	Mark.Kerschner@cdicorp.com

###

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
	2010	2009	2010	2010	2009

Revenue	$218,982	$215,426	$209,940	428,922	444,078
Cost of services	174,279	171,147	168,433	342,712	352,372

Gross profit	44,703	44,279	41,507	86,210	91,706
Operating and administrative
expenses	41,135	43,751	40,892	82,027	91,829

Operating profit (loss)	3,568	528	615	4,183	(123)
Other income (expense), net	(130)	(143)	52	(78)	116
Equity in losses from
affiliated companies	(417)	(279)	(351)	(768)	(581)

Earnings (loss) before
income taxes	3,021	106	316	3,337	(588)
Income tax expense	423	50	500	923	276

Net income (loss)	2,598	56	(184)	2,414	(864)
Less: gain (loss)
attributable to the
noncontrolling interest	8	(3)	7	15	(3)

Net income (loss)
attributable to CDI	$2,590	$59	$(191)	2,399	(861)

Diluted net income (loss)
attributable to CDI per
share	$0.13	$0.00	$(0.01)	0.12	(0.05)
Average diluted number of
shares	19,241	19,062	18,979	19,195	18,919

	June 30,	March 31,	December 31,	June 30,
Selected Balance Sheet Data:	2010	2010	2009	2009

Cash and cash
equivalents	$27,437	$76,258	$73,528	$77,932
Accounts receivable, net	$213,059	$180,757	$176,677	$182,277
Current assets	$254,718	$271,999	$264,697	$277,903
Total assets	$387,400	$379,407	$375,034	$388,530
Current liabilities	$102,500	$95,672	$87,193	$81,014
CDI shareholders' equity	$271,955	$271,035	$274,755	$295,765
Noncontrolling interest	$235	$224	$141	$152

	For the three months ended			For the six months ended
	June 30,		March 31,	June 30,
Selected Cash Flow Data:	2010	2009	2010	2010	2009

Depreciation and
amortization expense	$2,533	$2,844	$2,554	$5,087	$5,738
Capital expenditures	$908	$2,225	$2,023	$2,931	$3,946
Dividends paid	$2,471	$2,463	$2,480	$4,951	$4,928
Free cash flow for the
quarter ended June 30,
2010 is shown below:
Net cash provided by (used
in) operating activities	$(11,258)
Less: capital expenditures	(908)
Less: dividends paid	(2,471)
Free cash flow	$(14,637)

	For the three months ended
Selected Earnings and	June 30,			March 31,
Other Financial Data:	2010		2009	2010

Revenue	$218,982		$215,426	$209,940

Gross profit	$44,703		$44,279	$41,507

Gross profit margin	20.4%		20.6%	19.8%

Operating and
administrative expenses
as a percentage of
revenue	18.8%		20.3%	19.5%

Corporate expenses	$3,685		$3,667	$3,978

Corporate expenses as a
percentage of revenue	1.7%		1.7%	1.9%

Operating profit margin	1.6%		0.3%	0.3%

Effective income tax rate	14.0%		47.2%	158.2%

After-tax return on CDI
shareholders’ equity (a)	(5.9	) %	1.1%	(6.9	) %

Pre-tax return on net
assets (b)	(7.1	) %	2.2%	(9.6	) %

	For the six months ended
Selected Earnings and	June 30,
Other Financial Data:	2010	2009

Revenue	$428,922	$444,078

Gross profit	$86,210	$91,706

Gross profit margin	20.1%	20.7%

Operating and
administrative expenses
as a percentage of
revenue	19.1%	20.7%

Corporate expenses	$7,663	$8,102

Corporate expenses as a
percentage of revenue	1.8%	1.8%

Operating profit margin	1.0%	0.0%

Effective income tax rate	27.7%	(46.9	) %

After-tax return on CDI
shareholders’ equity (a)

Pre-tax return on net
assets (b)

	For the three months ended
	June 30,				March 31,
Selected Segment Data:	2010		2009		2010

Engineering Solutions
Revenue	$110,197		$118,456		$109,704
Gross profit	20,375		23,265		19,427
Gross profit margin	18.5%		19.6%		17.7%

Operating profit (c)	3,094		3,497		1,470
Operating profit margin	2.8%		3.0%		1.3%

Management Recruiters
International
Revenue	$15,108		$13,233		$14,362
Gross profit	8,017		6,498		7,250
Gross profit margin	53.1%		49.1%		50.5%
Operating profit	1,755		470		1,431
Operating profit margin	11.6%		3.6%		10.0%

AndersElite
Revenue	$16,930		$25,517		$21,552
Gross profit	3,142		3,954		3,721
Gross profit margin	18.6%		15.5%		17.3%

Operating loss	(879)		(1,930)		(455)
Operating loss margin	(5.2	) %	(7.6	) %	(2.1	) %

IT Solutions
Revenue	$76,747		$58,220		$64,322
Gross profit	13,169		10,562		11,109
Gross profit margin	17.2%		18.1%		17.3%

Operating profit	2,866		1,879		1,796
Operating profit margin	3.7%		3.2%		2.8%

	For the three months ended
Engineering Solutions	June 30,		March 31,
Revenue by Vertical:	2010	2009	2010

CDI Process and
Industrial (d)	$77,476	$81,963	$77,622
CDI Government Services	19,801	22,163	20,058
CDI Aerospace (d)	12,227	14,330	12,024
CDI Infrastructure (e)	693	-	-

Total Engineering
Solutions Revenue	$110,197	$118,456	$109,704

	For the six months ended
	June 30,
Selected Segment Data:	2010		2009

Engineering Solutions
Revenue	$219,901		$247,011
Gross profit	39,802		48,432
Gross profit margin	18.1%		19.6%

Operating profit (c)	4,564		6,946
Operating profit margin	2.1%		2.8%

Management Recruiters
International
Revenue	$29,470		$27,854
Gross profit	15,267		13,553
Gross profit margin	51.8%		48.7%

Operating profit	3,186		474
Operating profit margin	10.8%		1.7%

AndersElite
Revenue	$38,482		$53,551
Gross profit	6,863		8,853
Gross profit margin	17.8%		16.5%

Operating loss	(1,334)		(3,129)
Operating loss margin	(3.5	) %	(5.8	) %

IT Solutions
Revenue	$141,069		$115,662
Gross profit	24,278		20,868
Gross profit margin	17.2%		18.0%

Operating profit	4,662		3,107
Operating profit margin	3.3%		2.7%

	For the six months ended
Engineering Solutions	June 30,
Revenue by Vertical:	2010	2009

CDI Process and
Industrial (d)	$155,098	$173,642
CDI Government Services	39,859	44,057
CDI Aerospace (d)	24,251	29,312
CDI Infrastructure (e)	693	-
	-	-
Total Engineering
Solutions Revenue	$219,901	$247,011

(a) Net income attributable to CDI for the current quarter combined  with the income (loss) attributable to CDI from the three preceding quarters, divided by the average CDI shareholders' equity at the beginning and end of that four quarter period.

(b) Earnings before income taxes for the current quarter combined  with the earnings (loss) before income taxes from the three preceding quarters, divided by the average net assets at the beginning and end of that four quarter period. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

(c) Includes $417, $279, $351, $768 and $581 of equity in losses associated with the Company's non-consolidated joint ventures for the three months ended June 30, 2010 and 2009, the three months ended March 31, 2010 and the six months ended June 30, 2010 and 2009, respectively.

(d) Revenue for 2009 has been reclassified to conform to the 2010 presentation.

(e) During the second quarter of 2010, Engineering Solutions began reporting a new vertical -CDI Infrastructure, which includes results from the purchase of the business of L. Robert Kimball & Associates, Inc. on June 28, 2010.

CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Mark Kerschner, Chief Financial Officer, +1-215-636-1105, Mark.Kerschner@cdicorp.com, both of CDI Corp.